As filed with the Securities and Exchange Commission on November 27, 2017

Registration No. 333-145704

Registration No. 333-190534

Registration No. 333-193302

Registration No. 333-197322

Registration No. 333-205580

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145704

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190534

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193302

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197322

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205580

Under

THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-0899439 (I.R.S. Employer Identification No.)

310 Goddard, Suite 150, Irvine, CA (Address of principal executive offices)	92618 (Zip Code)

2006 Stock Incentive Plan

(Full title of the plan)

Lee Bendekgey

President, Chief Executive Officer, Chief Financial Officer and Secretary

CombiMatrix Corporation

c/o Invitae Corporation

1400 16th Street

San Francisco, CA 94103

(Name and address agent for service)

(415) 374-7782

(Telephone number, including area code, of agent for service)

Copy to:

Mike Hird, Esq.

Patty M. DeGaetano, Esq.

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

(619) 234-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of CombiMatrix Corporation, a Delaware corporation (the “Company”), are being filed to deregister all shares of common stock of the Company that had been registered and remain unsold under such Registration Statements.

•	Registration on Form S-8 filed on August 7, 2007 (File No. 333-145704);

•	Registration on Form S-8 filed on August 9, 2013 (File No. 333-190534);

•	Registration on Form S-8 filed on January 10, 2014 (File No. 333-193302);

•	Registration on Form S-8 filed on July 9, 2014 (File No. 333-197322); and

•	Registration on Form S-8 filed on July 9, 2015 (File No. 333-205580).

On July 31, 2017, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Invitae Corporation, a Delaware corporation (“Invitae”), and Coronado Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Invitae (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Invitae (the “Merger”). The Merger became effective on November 14, 2017 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated its 2006 Stock Incentive Plan and has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements by removing from registration all shares of common stock of the Company registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Francisco, state of California, on November 27, 2017.

COMBIMATRIX CORPORATION

By	/s/ Lee Bendekgey
Lee Bendekgey
President, Chief Executive Officer, Chief Financial Officer and Secretary